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Exhibit 5.6

21 July 2004

To:
CHC Helicopter Corporation,
Hangar No. 1, St. John's Airport,
P. O. Box 5188,
St. John's, NL A1C 5V5

Shearman & Sterling LLP
599 Lexington Avenue
New York, N.Y. 10022-6069

Dear Sirs

CHC Helicopter Corporation (the "Company")
Exchange Offer of U.S.$250,000,000
7 3/8% Senior Subordinated Notes due 2014

1.
We have acted as English legal advisers to the Company and CHC Scotia Limited, North Denes Aerodrome Limited and Management Aviation Limited (the "English Guarantors") in connection with the preparation and filing with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the "Securities Act') of a Registration Statement on form F-4 (the "Registration Statement").

2.
The Registration Statement relates to the offer by the Company to exchange (the "Exchange Offer") the Company's outstanding unregistered US$250,000,000.00 aggregate principal amount of 7 3/8% Senior Subordinated Notes due 2014 (the "Outstanding Notes") for the Company's US$250,000,000 principal amount of 7 3/8% Senior Subordinated Exchange Notes due 2014 (the "Exchange Notes") that will be registered under the Securities Act, as set out in the prospectus forming a part of the Registration Statement.

3.
The Exchange Notes will be issued under the indenture dated as of 27 April 2004 among the Company, the Guarantors (as such term is defined in the Indenture) and The Bank of New York as Trustee, (the "Indenture").

4.
We have examined copies of the following documents:

  (a)
  the Indenture (including the Guarantees);

  (b)
  the Outstanding Notes;

  (c)
  the form of the Exchange Notes;

  (d)
  a certified copy of the Memorandum and Articles of Association of each of the English Guarantors; and

  (e)
  a certified copy of the minutes of the meeting of the board of directors of each English Guarantor held on 20 April 2004 at which a resolution was passed approving the transactions contemplated by the Indenture, the Registration Rights Agreement (as defined in the Indenture) and approving the terms and authorising the execution of such documents to which it is a party.

        The resolutions referred to in paragraph 4 (e) above are referred to in this opinion as the "Resolutions."

        On 21 July 2004 we carried out a full search of the Companies House online database in respect of each English Guarantor. At 4.30 p.m. today, we carried out a search of the filing history page of the Companies House online database in respect of each English Guarantor. At 4.30 a.m. today we made a telephone enquiry of the Central Index section for Company Searches and Winding Up Petitions in relation to each English Guarantor. The searches and enquiries referred to above revealed that no order, petition or resolution for winding up, no interim or final administration order, no intention to appoint an administrator and no notice of the appointment of a receiver, administrative receiver or administrator, had been filed at that time with respect to the English Guarantors.

        Terms and expressions which are defined in the Registration Statement have the same respective meanings where used in this letter.

        This opinion is confined to matters of English law as applied by the English courts on the date hereof. We express no opinion on any other system of law. In particular, we express no opinion on European Community law as it affects any jurisdiction other than England. To the extent that the laws of any other jurisdiction may be relevant, we have made no independent investigation thereof.

        On the assumptions set out in Appendix A and subject to the qualifications set out in Appendix B, we are of the opinion that:

  1.
  Each of the English Guarantors is a company incorporated with limited liability under the laws of England and Wales with the corporate power to enter into and perform its obligations under the Indenture.

  2.
  All corporate action required to authorise each of the English Guarantors' entry into and performance of its obligations under the Indenture has been duly taken.

        We express no opinion as to any agreement, instrument or other document other than those specified in this letter, or as to any liability to tax which may arise or be suffered as a result of or in connection with the Indenture or the Exchange Notes (when executed) or their creation and issue other than as mentioned herein. We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion contained in the Registration Statement, nor have we been responsible for ensuring that the Registration contains all (and does not omit any) material facts.

        This letter is given solely for the purposes of the issue of the Exchange Notes and for the information of the persons to whom it is addressed, and may not be relied upon for any other purpose or by any other person without our written consent.

        We consent to the filing of this opinion letter as Exhibit 5.6 to the Registration Statement. We do not, by giving this consent or otherwise, concede that we are within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated under the Securities Act, or that we are "experts" in relation to any matters relating to the Indenture, the Outstanding Notes, the Exchange Notes, the Exchange Offer, or the Registration Statement, other than those matters governed by the laws of England and Wales.

Yours faithfully,
/s/ White & Case

APPENDIX A

1.
The genuineness of all signatures, stamps and seals, the completeness and conformity to the originals of all documents supplied to us as certified, photostatic or faxed copies and the authenticity of the originals of such documents.

2.
Where a document has been examined by us in draft or specimen form it has been executed in the form of that draft or specimen and is not subject to any escrow or other similar arrangement.

3.
The lack of bad faith and absence of fraud, coercion, duress or undue influence on the part of any of the parties to the Indenture or the Exchange Notes, their respective directors, employees, agents and advisers (excepting ourselves).

4.
The capacity, power and authority of each of the parties to the Indenture and the Exchange Notes (other than each English Guarantor) to execute, deliver and perform their obligations and the transactions contemplated under them and that the directors or officers of each of the parties to the Indenture and the Exchange Notes (other than each English Guarantor) in authorising execution of the Indenture and the Exchange Notes has exercised their powers in accordance with their duties under all applicable laws and the constitutional documents of such parties.

5.
Each of the other parties to the Indenture and the Exchange Notes (other than the English Guarantors) is validly incorporated and duly constituted under the laws of the jurisdiction in which they are respectively purported to be incorporated and, where relevant, in good standing.

6.
The Indenture and the Exchange Notes have been duly authorised by and duly executed by or on behalf of each of the parties (other than the English Guarantors) thereto.

7.
(a) The terms of the Indenture and the Exchange Notes are bona fide arm's length commercial terms, (b) each of the parties thereto entered into the Indenture and the Exchange Notes for bona fide commercial reasons and by way of business and (c) each of the parties to the Indenture and the Exchange Notes had reasonable grounds for believing that the same would benefit such party.

8.
Any representations and warranties given by any of the parties to the Indenture and the Exchange Notes (other than any representations and warranties as to matters of law on which we express an opinion in this opinion) are, in each case, true and accurate in all respects when made or repeated or when deemed made or repeated and, where any warranty is given by the Company or a Guarantor that it does not know of, is not aware of, or believes it has had no notice of, any act, matter, thing or circumstance, we have assumed that in fact the same does not exist or has not occurred.

9.
All transactions are entered into and all acts are performed (and any acts required by the Indenture and the Exchange Notes not to be done are not performed) in each case in accordance with the terms of the Indenture and the Exchange Notes.

10.
The Exchange Notes and the Indenture constitute the entire agreement between the parties thereto and there are no other arrangements or course of dealing between any of the parties to the Exchange Notes and the Indenture which modify or supersede any of Exchange Notes and the Indenture.

11.
None of the English Guarantors has passed a resolution for its voluntary winding-up, no petition has been presented or order made by a court for the winding-up, dissolution or administration of any of the English Guarantors and no receiver, trustee, administrator or similar officer has been appointed in relation to any of the English Guarantors or any of their respective assets.

15.
The Resolutions were duly passed at properly convened and conducted board meetings and are in full force and effect.

16.
The assumption of the obligations of a guarantor of the Company's obligations under the Indenture and the Exchange Notes will materially benefit such English Guarantor and such obligations were assumed in good faith for the legitimate purposes of such English Guarantor.

17.
There are no matters capable of being disclosed by a search or enquiry of the Central Index section for Company Searches and Winding Up Petitions or at the relevant Companies Registry which have not been disclosed by the searches and enquiries referred to in this opinion and the information provided to us in response to those searches and enquiries was accurate and complete—such a search or enquiry cannot conclusively disclose whether or not an order, petition or resolution for winding up, an interim or final administration order or a notice of intention to appoint an administrator, a notice of the appointment of a receiver, administrative receiver or administrator has been made.

18.
The Centre of Main Interests of each of the English Guarantors is, and will remain, in England and Wales.

APPENDIX B

1.
A certificate, determination, notification, minute or opinion might be held by the English courts not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision to the contrary.

2.
Under English law, any obligation to pay additional interest in circumstances of breach or default might be held to be unenforceable on the grounds that it is a penalty and thus void.

3.
Any indemnity may be void insofar as it relates to stamp duty payable in the United Kingdom.

4.
English courts are prepared to render judgments for a monetary amount in foreign currencies but the judgment may be converted into sterling for enforcement purposes and there is no authority as to whether or not an English court would enforce a currency indemnity in the Indenture or the Exchange Notes (if any).

5.
An English court may refuse to give effect to any provision in an agreement (i) for the payment of expenses in respect of the costs of enforcement (actual or contemplated) or of unsuccessful litigation brought before an English court or where the court has itself made an order for costs or (ii) which would involve the enforcement of non-EU revenue or penal laws.

6.
Any question as to whether or not any provision of any agreement or instrument which is illegal, invalid, not binding, unenforceable or void may be severed from the other provisions thereof in order to save those other provisions would be determined by an English court in its discretion.

7.
There is some possibility that an English court would hold that a judgment on a particular agreement or instrument, whether given in an English court or elsewhere, would supersede such agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgment might not be held to do so.

8.
An English court may refuse to give effect to any provision of the Exchange Notes which would be inconsistent with English public policy (we are not aware of any provision of the Indenture or the Exchange Notes would be regarded as inconsistent with English public policy but it should be noted that matters of public policy may evolve over time).

9.
The courts may strike down transactions aimed at circumventing fundamental insolvency principles, for example those of mandatory set-off and pari passu distribution, pursuant to the principles of public policy relating to bankruptcy law. There is first instance case law to the effect that a contractual subordination arrangement of a debt will not fall foul of the pari passu rule if that arrangement does not seek to cause the creditor to enjoy some advantage in a bankruptcy or winding-up which is denied to other creditors. Whilst these decisions are considered by most commentators to be correct, there remains some doubt as to whether they would be followed in all circumstances. Certain provisions of the Indenture may create such an advantage and, it is sometimes said, create charges that are registrable under section 395 of the Companies Act. It is not market practice to effect registration with regard to creditors party to an Indenture.

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  Exhibit 5.6
APPENDIX B